Exhibit 99.1

SWS Group, Inc. Reports Fiscal Second Quarter Net income of $5.9 Million

DALLAS, February 8, 2010 – SWS Group, Inc. (NYSE: SWS) today reported net income of $5.9 million, or diluted earnings per share (EPS) of 21 cents, on net revenues of $95.2 million for the company’s second fiscal quarter ended December 31, 2009. Net revenue is total revenue less interest expense.

Net income, EPS and net revenues decreased from the prior fiscal year’s second quarter when SWS earned $9.0 million, or diluted EPS of 33 cents, on net revenues of $100.2 million.

In the first half of fiscal 2010, SWS recorded net revenues of $194.6 million, net income of $9.0 million and diluted EPS of 32 cents, compared with net revenues of $187.9 million, net income of $16.1 million and diluted EPS of 59 cents in the first half of the prior fiscal year.

“The continued profitability of our bank and the improvement we’re beginning to see in the equity side of the brokerage business are important trends as the performance of our fixed income businesses, although strong, has begun to moderate from the historic levels of recent quarters,” said Donald W. Hultgren, SWS Group, Inc. president and chief executive officer.

Mr. Hultgren said SWS Group’s recent stock offering raised more than $54 million of new capital, which strongly enhances the company’s ability to grow both its bank and broker-dealer subsidiaries. “We are in a very strong position to take advantage of opportunities, whether in the form of strategic acquisitions or attracting bankers and brokers who bring their existing customer relationships to SWS.”

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SWS Group Announces Second Quarter Results / 2

Fiscal 2010 second quarter net revenues decreased by $5.0 million compared with net revenues for the same period of fiscal 2009. Commissions declined $11.2 million, as institutional segment commissions decreased $13.1 million, primarily in the taxable fixed income business where spreads tightened as market volatility diminished. The decline was partially offset by an increase of $5.2 million in other revenues and an increase of $1.7 million in net gains on principal transactions. The increase in net gains on principal transactions resulted primarily from trading a broader range of fixed income products. The increase in other revenues resulted from higher valuation of deferred compensation investments of $1.9 million, a decrease in losses related to a limited partnership venture capital fund of $1.8 million, and an increase of $900,000 in the sale of insurance products in the retail segment.

Operating expenses increased $1.6 million for the second quarter of fiscal 2010 compared with results for the second quarter of the prior fiscal year. The largest increase, $4.5 million, was in other expenses and was primarily related to an increase in the bank’s loan loss provision and REO loss provision. This was largely offset by a decline of $3.6 million in commission expense, primarily in the institutional segment.

The clearing segment posted a pre-tax loss of $305,000 in the second quarter of fiscal 2010 compared with pre-tax income of $1.9 million in the comparable quarter of fiscal 2009. Net revenue from clearing services decreased $344,000 to $2.7 million. A reduction in transactions processed for daytrading firms caused a substantial decrease in ticket volume and a significant increase in revenue per ticket in the second quarter of fiscal 2010 compared with the prior fiscal year’s second quarter. Daytraders are high-volume correspondents that pay discounted rates as they require fewer services than general securities correspondents. Money market fee income in the segment declined $1.9 million in the second quarter of fiscal 2010 from the amount reported in the second quarter of fiscal 2009, as a result of a reduction in short-term interest rates that negatively affected Southwest Securities’ revenue sharing in various money market funds. Operating expenses for the segment increased $282,000 from the second quarter of the prior fiscal year due to increased legal expenses.

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SWS Group Announces Second Quarter Results / 3

The retail segment reported net revenues of $30.3 million and pre-tax income of $1.3 million for the second quarter of fiscal 2010 compared with net revenues of $28.2 million and pre-tax income of $1.5 million in the second quarter of the prior fiscal year. The improvement in net revenues resulted from increased volume in the businesses of Southwest Securities’ Private Client Group and SWS Financial Services. The increases were partially offset by decreased advisory fees from closing Tower Asset Management, LLC in the prior fiscal year. Total retail customer assets were $12.9 billion at December 31, 2009 compared with $10.3 billion at December 31, 2008. Retail segment operating expenses increased 9 percent to $29.0 million in the second quarter of fiscal 2010 from the same period of fiscal 2009, primarily due to an 11 percent increase in commission expense.

The institutional segment reported net revenues of $40.4 million and pre-tax income of $14.4 million for the second quarter of fiscal 2010 compared with net revenues of $54.9 million and pre-tax income of $22.7 million in the second quarter of fiscal 2009. Tighter spreads and reduced volatility, primarily in taxable fixed income, led to a $13.1 million decline in the institutional segment’s commissions in the second quarter of fiscal 2010 from the second quarter of fiscal 2009. However, investment banking fees increased $2.1 million as a result of unit investment trust underwriting activity and increased fees generated from competitive underwritings in the municipal business. Net gains on principal transactions increased $1.6 million with taxable fixed income and municipal fixed income contributing equally to the increase. Net interest revenue, primarily from stock lending activities, declined $5.1 million in the second quarter of fiscal 2010 from the same period last fiscal year. Second quarter of fiscal 2010 operating expenses in the institutional segment were down $6.2 million, or 19 percent, primarily as a result of decreased commission expenses, as compared with the second quarter of the prior fiscal year.

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SWS Group Announces Second Quarter Results / 4

The banking segment posted net revenues of $18.8 million and pre-tax income of $3.0 million in the second quarter of fiscal 2010, a 29 percent increase in net revenues and a 26 percent improvement in pre-tax income from the prior fiscal year’s second quarter when the bank reported net revenues of $14.6 million and pre-tax income of $2.4 million. Net interest revenue at the bank increased 30 percent to $19.1 million as average loan volume increased 14.5 percent and the cost of funds decreased 120 basis points. The bank’s operating expenses increased $3.6 million second quarter over second quarter because of increases in its loan loss provision and REO loss provision of $2.9 million and $270,000, respectively, as well as increased expenses relating to loan collections and deposit insurance assessments.

SWS Group, Inc. is a Dallas-based financial services holding company offering a broad range of services through its subsidiaries. The company’s common stock is listed and traded on the New York Stock Exchange under the symbol SWS. Subsidiaries include Southwest Securities, Inc., SWS Financial Services, Inc., and Southwest Securities, FSB.

This news release contains forward-looking statements. Readers are cautioned that any forward-looking statements, including those predicting or forecasting future events or results, which depend on future events for their accuracy, embody projections or assumptions, or express the intent, belief or current expectations of the company or management, are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially as a result of various factors, some of which are out of our control, including, but not limited to, volume of trading in securities, volatility of securities prices and interest rates, availability of lines of credit, customer margin loan activity, creditworthiness of our correspondents and customers, demand for housing, and other factors discussed in our Annual Report on Form 10-K and in our other reports filed with and available from the Securities and Exchange Commission.

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SWS Group Announces Second Quarter Results / 5

Segment Results

(In thousands)

	Net Revenues Three Months Ended		Pre-Tax Income Three Months Ended
	Dec. 31, 2009	Dec. 31, 2008	Dec. 31, 2009	Dec. 31, 2008

Clearing	$5,266	$7,173	$(305)	$1,884
Retail	30,274	28,215	1,291	1,526
Institutional	40,386	54,904	14,424	22,727
Bank	18,756	14,587	2,972	2,359
Other consolidated entities	495	(4,703)	(9,427)	(12,964)

Consolidated	$95,177	$100,176	$8,955	$15,532

FINANCIAL TABLES FOLLOW

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SWS Group Announces Second Quarter Results / 6

SWS GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Financial Condition

December 31, 2009 and June 26, 2009

(In thousands, except par values and share amounts)

	December 31, 2009
	(Unaudited)	June 26, 2009
Assets
Cash and cash equivalents	$54,792	$96,253
Assets segregated for regulatory purposes	305,367	313,153
Receivable from brokers, dealers and clearing organizations	1,776,973	1,892,739
Receivable from clients, net of allowances	190,430	158,032
Loans held for sale	340,635	262,780
Loans, net	1,154,856	1,138,602
Securities owned, at market value	149,226	175,030
Securities purchased under agreements to resell	22,651	21,622
Goodwill	7,552	7,552
Marketable equity securities available for sale	1,170	4,094
Other assets	156,349	129,182

Total assets	$4,160,001	$4,199,039

Liabilities and Stockholders’ Equity
Short-term borrowings	$28,500	$10,000
Payable to brokers, dealers and clearing organizations	1,662,393	1,853,544
Payable to clients	476,552	426,300
Deposits	1,349,962	1,292,366
Securities sold under agreements to repurchase	—	4,462
Securities sold, not yet purchased, at market value	43,364	53,236
Drafts payable	28,487	27,457
Advances from Federal Home Loan Bank	112,965	117,492
Other liabilities	58,127	73,825

Total liabilities	3,760,350	3,858,682

Commitments and contingencies

Stockholders’ equity:
Preferred stock of $1.00 par value. Authorized 100,000 shares; none issued	—	—
Common stock of $.10 par value. Authorized 60,000,000 shares, issued 33,309,140 and outstanding 32,361,244 shares at December 31, 2009; issued 28,309,139 and outstanding 27,262,923 shares at June 26, 2009	3,331	2,831
Additional paid-in capital	325,171	271,131
Retained earnings	79,556	75,918
Accumulated other comprehensive income – unrealized holding loss, net of tax	157	180
Deferred compensation, net	2,988	2,639
Treasury stock (947,896 shares at December 31, 2009 and 1,046,216 shares at June 26, 2009, at cost)	(11,552)	(12,342)

Total stockholders’ equity	399,651	340,357

Total liabilities and stockholders’ equity	$4,160,001	$4,199,039

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SWS Group Announces Second Quarter Results / 7

SWS GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Income and Comprehensive Income

For the three and six months ended December 31, 2009 and December 31, 2008

(In thousands, except per share and share amounts)

(Unaudited)

	Three Months Ended December 31, 2009	Three Months Ended December 31, 2008	Six Months Ended December 31, 2009	Six Months Ended December 31, 2008
Revenues:
Net revenues from clearing operations	$2,730	$3,077	$5,356	$6,373
Commissions	42,152	53,309	84,764	89,054
Interest	40,736	53,299	82,173	120,079
Investment banking, advisory and administrative fees	9,018	9,430	18,288	20,354
Net gains on principal transactions	9,656	7,958	24,475	10,662
Other	5,235	21	11,356	2,920

Total revenue	109,527	127,094	226,412	249,442

Interest expense	14,350	26,918	31,782	61,498

Net revenues	95,177	100,176	194,630	187,944

Non-Interest Expenses:
Commissions and other employee compensation	59,802	63,441	121,828	115,852
Occupancy, equipment and computer service costs	8,699	8,032	17,089	15,772
Communications	3,307	3,308	6,555	6,469
Floor brokerage and clearing organization charges	972	997	1,931	1,914
Advertising and promotional	1,170	1,141	2,175	1,940
Other	12,272	7,725	31,120	19,672

Total non-interest expenses	86,222	84,644	180,698	161,619

Income before income tax expense	8,955	15,532	13,932	26,325
Income tax expense	3,088	6,486	4,980	10,256

Net income	5,867	9,046	8,952	16,069
Net loss recognized in other comprehensive income	23	(1,111)	(23)	(1,979)

Comprehensive income	$5,890	$7,935	$8,929	$14,090

Earnings per share – basic

Net income	$0.21	$0.33	$0.32	$0.59

Weighted average shares outstanding – basic	28,672,282	27,416,457	28,094,256	27,390,720

Earnings per share – diluted

Net income	$0.21	$0.33	$0.32	$0.59

Weighted average shares outstanding – diluted	28,725,022	27,492,949	28,151,941	27,483,544

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CONTACT:	Ben Brooks
Communications Coordinator
1201 Elm Street, Suite 3500, Dallas, Texas 75270
(214) 859-6351 - bdbrooks@swst.com